PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Ralph E. Coffman
(606) 324-2931

POAGE BANKSHARES, INC. REPORTS APPOINTMENT OF CHAIRMAN OF THE BOARD OF DIRECTORS

Ashland, Kentucky – March 23, 2015.  Poage Bankshares, Inc. (NASDAQ: PBSK) (the “Company”), the holding company for Town Square Bank (“Town Square”), today reports that Daniel King III, age 65, has been appointed as a Director of the Company, effective March 17, 2015.  Mr. King was appointed to fill the vacancy created by the recent passing of former Chairman J. Thomas Rupert.

Mr. King has practiced law as a solo practitioner in Catlettsburg, Kentucky since 1978.  He is also the Assistant Attorney for Boyd County, a position he has held since 1985.  Mr. King holds a bachelor’s degree from the University of Kentucky and a JD from the University of Kentucky College of Law.  Mr. King was appointed to the board of directors because his extensive experience as a business attorney provides a unique perspective on our business and operations, and because his client service and community service provide insight into the needs of members of our community, particularly in the Catlettsburg area into which the Company recently expanded.

Ralph E. Coffman, Jr., President and Chief Executive Officer stated, “We are excited about Dan joining our board and bringing his expertise and strategic and analytical skills to the organization.  Dan is a welcome addition to an already talented group of board members and community leaders, which we believe bodes very well for Town Square and our communities.  Dan and his family are long-time residents of our communities, which makes him an ideal board member for an institution that is focused on community and service.”

About Poage Bankshares, Inc.

Poage Bankshares, Inc. is the savings and loan holding company for Town Square Bank.  Originally chartered in 1889 under the name “Home Federal Savings and Loan Association” and headquartered in Ashland, Kentucky, Town Square Bank conducts its operations from 10 full-service banking offices located in Ashland, Flatwoods, South Shore, Louisa, Greenup, Nicholasville, and Catlettsburg, Kentucky.